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Exhibit 10.1

AMENDMENT TO RETENTION AGREEMENT

        This AMENDMENT TO RETENTION AGREEMENT (this "Amendment") is entered into as of the 9th day of December 2004, by and between Tyco International Ltd. (the "Parent") and Richard J. Meelia (the "Executive").

W I T N E S S E T H

        WHEREAS, Parent and Executive entered into a Retention Agreement effective as of February 14, 2002 (the "Retention Agreement") to encourage Executive to remain in the employ of Parent and to ensure the continued availability of his advice and counsel, and to assure that he would not provide services for competing business in accordance with the terms thereof; and

        WHEREAS, the Retention Agreement provides for certain benefits to Executive in the event that his employment with Parent is terminated, including certain benefits if his employment is terminated for any reason other than for Cause at any time subsequent to February 28, 2005 and prior to June 1, 2005; and

        WHEREAS, Parent considers it essential to the best interests of the shareholders and Parent to ensure Executive's continued employment with Parent through December 31, 2005, to assist with succession planning; and

        WHEREAS, Executive recognizes the importance of the confidentiality, non-solicitation, non-competition and other covenants in the Retention Agreement, and acknowledges that he would be subject to these covenants following December 31, 2005, as indicated in the Retention Agreement; and

        WHEREAS, Parent and Executive have agreed to amend the Retention Agreement to extend the June 1, 2005 date referenced above to December 31, 2005.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent and Executive hereby agree as follows:

          1.     Section 4(g) of the Retention Agreement is hereby amended by deleting the date "June 1, 2005" in the first sentence thereof and replacing it with "December 31, 2005".

          2.     Executive and Parent acknowledge that if the Executive's employment is terminated by the Company without Cause or upon the Executive's Disability or by the Executive for Good Reason prior to December 31, 2005 or by the Executive for any reason subsequent to February 28, 2005 and prior to December 31, 2005, and the provisions of Section 4(b) of the Retention Agreement do not apply, then, subject to the conditions set forth in Section 4(g) of the Retention Agreement, the Executive shall be entitled to receive the payments and benefits specified in Section 4(g); provided that such payments and benefits shall not be less those that would have been payable if the Date of Termination had been any date subsequent to February 28, 2005 and prior to the Actual Date of Termination.

          3.     Executive acknowledges and agrees that, as set forth in the provisions of Section 4(g) of the Retention Agreement, the receipt of all payments and benefits specified thereunder is conditioned upon his compliance with the covenants set forth in Sections 7, 8, 9 and 11 of the Retention Agreement.

          4.     Except as specifically modified in Sections 1 and 2 above, the terms of the Retention Agreement are and shall remain in full force and effect.

        IN WITNESS WHEREOF, the Parent and the Executive have caused this Amendment to be executed as of the date first above written.

TYCO INTERNATIONAL, LTD.
By:	/s/ EDWARD D. BREEN
Name:	Edward D. Breen
Title:	Chairman & Chief Executive Officer
EXECUTIVE:
/s/ RICHARD J. MEELIA Richard J. Meelia

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AMENDMENT TO RETENTION AGREEMENT